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                                                                      EXHIBIT 11

                         MOBILE GAS SERVICE CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)


                                                       1997        1996        1995
                                                      ------      ------      ------
PRIMARY EARNINGS PER SHARE, AS SHOWN ON
  CONSOLIDATED STATEMENTS OF INCOME

Earnings applicable to common stock                   $8,126      $8,631      $4,028
Average common shares outstanding                      3,230       3,217       3,208
Incremental shares resulting from assumed
  exercise of stock options                               25           8
Average common shares, as adjusted                     3,255       3,225       3,208
Primary earnings per share(1)                         $ 2.50      $ 2.68      $ 1.26

FULLY DILUTED EARNINGS PER SHARE

Earnings applicable to common stock                   $8,126      $8,631      $4,028
Average common shares outstanding                      3,230       3,217       3,208
Incremental shares resulting from assumed
  exercise of stock options                               43          13
Average common shares, as adjusted                     3,273       3,230       3,208
Fully diluted earnings per share(2)                   $ 2.48      $ 2.67      $ 1.26

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(1)  Pursuant to footnote 2 to paragraph 14 of APB Opinion No. 15, the Company is not required to include common stock equivalents resulting from stock options when the effect is less 3%. The Company has chosen to reflect the effect of such options within the computation of its earnings per share.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required to be shown in the Consolidated Statements of Income pursuant to footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.